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                                   EXHIBIT 23

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Form S-3 (No. 333-83755) pertaining to the registration of shares of common stock for the former stockholders of Debitek Holdings Limited; Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (No. 333-83743) pertaining to the registration of shares of common stock for issuance upon the exercise of options issued under the National Transaction Network, Inc. 1995 Director Stock Option Plan and the National Transaction Network, Inc. 1988 Stock Plan; Form S-8 (No. 333-83829) pertaining to the IVI Checkmate Electronics, Inc. 401(K) Plan; Form S-8 (No. 333-65749) pertaining to the Plourde Computer Services, Inc. 1991 Stock Option Plan; Form S-8 (No. 333-65259) pertaining to the IVI Checkmate Corp. 1998 Long-Term Incentive Plan and the IVI Checkmate Corp. Amended and Restated 1998 Directors Stock Option Plan; Post-Effective Amendment No. 2 to Form S-4 Registration Statement on Form S-8 (No. 333-53629) pertaining to the Checkmate Electronics, Inc. 1998 Employee Incentive Stock Option Plan, Checkmate Electronics, Inc. 1993 Stock Option Plan, Checkmate Electronics, Inc. 1994 Director's Stock Option Plan, International Verifact Inc. 1997 Stock Option Plan and Checkmate Electronics, Inc. Non-Incentive Stock Option Agreement; and Post-Effective Amendment No. 5 to Form S-4 Registration Statement on Form S-3 (No. 333-53629), pertaining to the registration of shares of common stock for issuance upon the exchange of exchangeable shares, of our report dated February 23, 2001, with respect to the consolidated financial statements of IVI Checkmate Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2000.

                                 /s/ Ernst & Young LLP


Atlanta, Georgia
March 26, 2001